Exhibit 99.1

Hampshire GROUP UPDATES STATUS OF nET OPERATING LOSS CARRYFORWARDS

New York, NY – July 19, 2013 – Hampshire Group, Limited (OTC Markets: HAMP), a leading provider of sportswear, today announced that the Board of Directors, in consultation with management and the Company’s professional advisors, completed an examination of past trading and corporate actions that can affect the Company’s net operating loss carryforwards. As a result of this examination, the Board of Directors has determined that on March 7, 2013, the Company underwent a “change of control” as defined by Section 382 of the Internal Revenue Code and, as a result, the Company will be significantly limited in its future use of federal net operating loss carryforwards generated prior to March 7, 2013 pursuant to the provisions of Section 382 and related sections of the Internal Revenue Code. The Company expects similar limitations will apply under state laws to state net operating loss carryforwards as well.

The Company is currently calculating the exact amount of the annual limitations. The Company currently estimates that it will be limited to using less than $1.0 million of the net operating loss carryforwards generated prior to March 7, 2013 on an annual basis going forward. Any net operating loss carryforwards generated after March 7, 2013 will be fully available for use. Full details will be provided in the Company’s upcoming 10-Q filing for the quarter ended June 30, 2013, which is expected to be filed in August 2013.

About Hampshire Group

Hampshire Group, Limited, (www.hamp.com) along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A., is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

Cautionary Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the Company's current views with respect to future events. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events. Readers are urged to review and consider carefully the various disclosures made by the Company in its Form 10-K and other Securities and Exchange Commission filings, which advise interested parties of certain factors that affect the Company's business.

CONTACT

MBS Value Partners

(212) 750-5800

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